Exhibit 99.1

PCTEL Announces Definitive Agreement to be Acquired by Amphenol Corporation

All cash transaction values PCTEL at approximately $139.7 million, or $7.00 per share, over a 50% premium to today’s closing price

BLOOMINGDALE, Illinois – October 13, 2023 – PCTEL, Inc. (Nasdaq: PCTI)( “PCTEL” or the “Company”), a leading global provider of wireless technology solutions, today announced that it has reached a definitive agreement to be acquired by Amphenol Corporation (NYSE: APH), one of the world’s largest providers of high-technology interconnect, sensor and antenna solutions.

Highlights:

•	Amphenol to acquire all outstanding shares of PCTEL

•	Deal structured as an all cash transaction for total consideration of approximately $139.7 million

•	PCTI stockholders to receive $7.00 per share in cash

•	Deal subject to PCTEL stockholder approval and customary closing conditions

•	PCTEL stockholders’ meeting expected to be held before the end of Fiscal 2023

“Today marks an exciting milestone for PCTEL as we join forces with one of the world’s leading antenna solutions companies in Amphenol,” said David Neumann, Chief Executive Officer of PCTEL. “Our team has done an excellent job of growing the business, establishing a leadership position in both antenna and test & measurement (T&M) innovation, and meeting our customers’ strong global demand for high reliability applications. Amphenol is a leading global provider of interconnect, sensor and antenna solutions. Their sustained financial strength and unique entrepreneurial culture will create a valuable home for our employees around the world. We look forward to the accelerated growth opportunities enabled by the combination of our two companies.”

Jay Sinder, Chairman of PCTEL’s Board of Directors, said, “This transaction follows a nearly yearlong strategic process that has been overseen and approved by the Board of Directors. With this transaction, we are pleased to deliver cash value to our dedicated stockholders, find a well-aligned company culture for our valuable people, and position PCTEL to embark on its next phase of growth as part of an industry-leading corporation.”

William J. Doherty, President, Communications Solutions Division of Amphenol Corporation added, “PCTEL and its employees are clear innovation leaders in the wireless technology solutions area, and will serve as an excellent addition to the Amphenol family. We look forward to working closely with them to leverage our existing international presence, dedicated customer base, and scale to take PCTEL’s business to new and exciting heights.”

Transaction Summary

Under the terms of the agreement, which was approved by PCTEL’s Board of Directors, PCTEL stockholders will receive $7.00 in cash for each share of common stock they own. The purchase price represents a premium of over 50% to PCTEL’s closing stock price on October 13, 2023, the last full trading day prior to the deal’s announcement.

The transaction is expected to close in the fourth quarter of 2023 or early 2024, subject to customary closing conditions, including approval by PCTEL stockholders. Upon completion of the transaction, PCTEL will no longer be listed on any public market.

Advisors

Lake Street Capital Markets is serving as exclusive financial advisor and Morgan, Lewis & Bockius LLP is serving as legal counsel to PCTEL.

About PCTEL

PCTEL is a leading global provider of wireless technology solutions, including purpose-built Industrial IoT devices, antenna systems, and test and measurement products. Trusted by our customers for over 29 years, we solve complex wireless challenges to help organizations stay connected, transform, and grow.

For more information, please visit our website at https://www.pctel.com/. PCTEL® is a registered trademark of PCTEL, Inc. © 2023 PCTEL, Inc. All rights reserved.

About Amphenol

Amphenol is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors and interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable. Amphenol designs, manufactures and assembles its products at facilities in approximately 40 countries around the world and sells its products through its own global sales force, independent representatives and a global network of electronics distributors. Amphenol has a diversified presence as a leader in high-growth areas of the interconnect market including: Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks. For more information, visit https://www.amphenol.com.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of PCTEL or the solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Additional Information Regarding the Merger and Where to Find It

This communication relates to the proposed merger involving PCTEL, Amphenol and Hilltop Merger Sub, Inc. (“Merger Sub”), a wholly owned Subsidiary of Amphenol, whereby Merger Sub shall be merged with and into the Company (the “proposed merger”). The proposed merger will be submitted to the stockholders of the Company for their consideration at a special meeting of the stockholders. In connection therewith, the Company intends to file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including a definitive proxy statement on Schedule 14A (the “definitive proxy statement”) which will be mailed or otherwise disseminated to the Company’s stockholders when it becomes available. The Company may also file other relevant documents with the SEC regarding the proposed merger. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Stockholders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Free copies of the definitive proxy statement and any other documents filed with the SEC can also be obtained on the Company’s website at https://investor.pctel.com/ or by contacting the Company’s Investor Relations Department at PCTI@alpha-ir.com.

Certain Information Regarding Participants in the Solicitation

The Company and certain of its directors, executive officers and employees may, under the rules of the SEC, be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 16, 2023 and amended on April 28, 2023, its definitive proxy statement on Schedule 14A for the 2023 annual meeting of stockholders, filed with the SEC on May 11, 2023, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such definitive proxy statement, and in subsequent documents filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement and other relevant documents filed with the SEC regarding the proposed merger, if and when they become available. Free copies of these materials may be obtained as described in the preceding paragraph.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, including statements concerning the Company’s plans, objectives, goals, beliefs, strategy and strategic objectives, future events, business conditions, results of operations, financial position, business outlook, business trends, timing for the stockholders meeting and closing of the transaction and other information, may be forward-looking statements. These statements are based on current expectations of future events and may include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” “will” and “would.” If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations of the Company. Risks and uncertainties include, but are not limited to: (i) the risk that the proposed merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of its common stock, (ii) the failure to satisfy the conditions to the consummation of the proposed merger, including the approval of the merger agreement (the “Merger Agreement”) by the stockholders of the Company, and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed merger on the Company’s business relationships, operating results and business generally, (v) the risk that the proposed merger disrupts the Company’s current plans and operations and potential difficulties in the Company’s employee retention as a result of the proposed merger, (vi) the outcome of any legal proceedings that may be instituted against the Company, related to the Merger Agreement or the proposed merger, and (vii) the risk that the proposed merger and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, employees, stockholders and other business partners and on its operating results and business generally. The foregoing list of risk factors is not exhaustive. Readers are advised to carefully consider the foregoing risk factors and the other risks and uncertainties that affect the businesses of the Company described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 16, 2023 and amended on April 28, 2023, and other reports and documents filed from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Copies of these filings are available online at https://investor.pctel.com/financials/sec-filings. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. The Company does not give any assurance that it will achieve its expectations.

PCTEL Company Contact:

Ashley Gruenberg or Abe Plimpton

Alpha IR Group

312-445-2870

PCTI@alpha-ir.com